Exhibit 23.5

CONSENT OF THIRD-PARTY QUALIFIED PERSON

Lucas (Luke) Taylor, (the “Qualified Person”), in connection with the Registration Statement on Form F-1 (File No. 333-293837) to be filed on or about the date hereof (including any amendments or supplements thereto, the “Registration Statement”), of The Metals Royalty Company Inc. (the “Company”), consents to:

•	the use of the information derived, summarized, quoted or referenced from the technical report summary titled “S-K 1300 Technical Report Summary of Pre-Feasibility Study, Mesabi Metallics Project, Nashwauk, Minnesota, USA” with an effective date of May 22, 2026 (the “Technical Report Summary”), prepared in accordance with Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission (“S-K 1300”) or portions thereof, that was prepared by us, that we supervised the preparation of and/or that was reviewed and approved by us, that is filed as an exhibit to the Registration Statement; and

•	the use of, and references to, our name, including our status as an expert or “qualified person” (as defined in S-K 1300), in the Registration Statement.

The Qualified Person is responsible for authoring Sections 15.4, 15.5, 17, 22. 5, 22.10.3, 23.5, 24.7, and relevant portions of Section 1 of the Technical Report Summary.

Dated this June 24th, 2026

/s/ Lucas (Luke) Taylor
Lucas (Luke) Taylor, P. E. a Qualified Person